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Securities Purchased in Underwritings Involving
"Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation" Subject to Rule 10f-3 Under the Investment Company Act of 1940

			FORM N-SAR ATTACHMENT ITEM 77 0
		"10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1999 THROUGH MAY 31, 1999"
						Alliance International Premier Growth Fund

																	                             Shares     Total    % of
								                               Price  Purchased  Shares  	Offering              Shares
              	  	Date     		Shares	  	Per    by Fund		  Offered 	Purchased  Purchased	 Held
Security*		      Purchased		Purchased		Share		Group     	(000)    By Group 1   From     5/31/99

Infosystems                                                                  Montgomerty
Technologies ADR		03/11/99		"4,600 "		34.00		"53,900"		  "1,800 "	 	2.99%	  	Securities		"4,600 "



								"*     Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public."

		**   Indicates the purchase of an Eligible Rule 144A Security.

"        1) Purchases by all Alliance Funds, including the Fund, may not exceed:"

"                a) if purchased in an offering other than an Eligible Rule 144A Offering ,
                    25% of the principal amount of the offering of such class; or
"                b) if purchased in an Eligible Rule 144A Offering, 25% of the total of
                    (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institution buyers, plus
                    (ii) the principal amount of the offering of such class in any concurrent public offering.










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